Exhibit 10.23

Unofficial English Translation from Hebrew

January 12, 2017

Second Convertible Loan Agreement

1.	On March 20, 2016, a convertible loan agreement was signed between Wize Pharma Ltd., Public Company 520033259 (“The Company”) and Rimon Gold Assets Ltd., Private Company, 514819424 (“Rimon Gold”), as amended on March 30, 2016 (“The First Loan Agreement”), by virtue of which Rimon Gold extended to the Company, a loan with a principal amount of NIS 2,000,000 (“The First Loan”) in return for certain securities that were created pursuant to the security documents as defined in the first loan agreement by the Company and by a Subsidiary Company fully owned and controlled by the Company (“The Rimon Gold Securities”).

2.	At the Company’s request and subject to receiving Rimon Gold’s consent as detailed below, Ridge Valley Corporation (“Ridge”) consents to extended a convertible loan, exceeding the first loan extended by Rimon Gold, to the Company pursuant to the conditions detailed in this agreement (provided that any provision in the first loan agreement that was not expressly amended by this agreement will remain in effect as incorporated in the first loan agreement). In this context, Rimon Gold agrees to amend the certain provisions in the first loan agreement in accordance with the provisions in this agreement. The Company agrees to accept the loan from Ridge pursuant to this agreement and pursuant to the amendments to the first loan agreement, all as detailed in this agreement below:

2.1.	The loan amount extended by Ridge is a sum of up to NIS 3,000,000 (in words, Three Million NIS), to be extended to the Company subject to the conditions in this agreement. The loan will not be secured by any security, to the exclusion of that mentioned in Section 14.9(3) below.

2.2.	The loan will be extended for a term up to December 31, 2017 (“The Loan Term”). Accordingly, the first loan term pursuant to the first loan agreement will also be extended up to December 31, 2017.

2.3.	The loan will actually be extended to the Company’s bank account, the details of which will be remitted to Ridge beforehand in writing by the Company, by way of a bank transfer, in NIS, on the following dates:

2.3.1.	An amount of NIS 1,000,000 (in words, One Million NIS) just after the date all the preliminary conditions to extend the loan are satisfied, as detailed in Section 8 below (“The Closing Date”).

2.3.2.	Ridge will have the option, of its sole discretion, to lend the Company an additional amount of a sum of NIS 1,000,000 (in words, One Million NIS) by February 28, 2017, subject to satisfying the preliminary conditions for the second closing date as detailed in Section 8 below (“The Second Closing Date”).

2.3.3.	Ridge will have the option, of its sole discretion, to lend the Company an additional amount of a sum of NIS 1,000,000 (in words, One Million NIS) by March 31, 2017, subject to satisfying the preliminary conditions for the second and third closing dates as detailed in Section 8 below (“The Third Closing Date”).

The option will be exercise by giving written notice to the Company pertaining to Ridge wishing to exercise the option, up to 5 business days following the date Ridge intends on extending the said amounts to the Company, as applicable and in accordance with the provisions in this agreement.

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It is noted that insofar as this agreement is assigned to additional Lenders in accordance with the provisions herein, and notwithstanding the provisions in Section 4 below, in relation to Ridge’s right, each one of the assigned Lenders may choose, of its sole discretion, whether to lend the relative amounts of its loan to the Company up to the last date fixed for the second and third closing dates as stated in Sections 2.3.2. and 2.3.3 above (and in such a case the duty to give notice to the Company will apply to that Lender as applicable to Ridge as stated above).

2.3.4.	It is hereby clarified that insofar as any one of the Lenders, as defined below, does not actually extend its relative amount of the loan, (in its entirety or in part) on the second and/or third closing date, as detailed above, each one of the other Lenders may extend, instead of that Lender, the balance of the full amount of the loan owing from that Lender on the second and/or third closing date, as applicable (and insofar as several Lenders seek to exercise this right, they will be entitled to do so pro-rata between them, pursuant to the ratio of the loan principal amounts actually extended to the Company up to that date). Exercising the Lenders right as stated above will be done by way of giving written notice to the Company and the rest of the Lenders during the course of a period of 30 days following the last date fixed for each one of the closing dates, as applicable.

2.4.	The last date for the closing date is 60 days after the parties sign this agreement (“The Last Date”), and thereafter the agreement will expire without the need for any notice or other action to be taken, and the Lenders will not have any liability in connection with extending the loan to the Company or in connection with this agreement.

3.	The loan amount will serve the Company for its current needs as in effect from time to time, and under no circumstances will it serve to repay any financial debts (loans) by the Company, or other debts, to the exclusion of the Company’s regular course of business as it is managed as on the date this agreement is signed or as stated in Section 13.2 below.

4.

It is hereby clarified that Ridge will be entitled, from time to time, of its sole discretion, to assign its rights and obligations in relation to the loan pursuant to this agreement to Rimon Gold and/or additional third parties to be approved in advance and in writing in accordance with the provisions in Section 14.9(1) below, and that Ridge and any additional Lender as stated above will be referred to in this agreement below as “The Lenders”. Notwithstanding the provisions above, where it is explicitly stated in this agreement that the right to consent to a certain issue is granted to Ridge personally, this right will continue to be granted to Ridge (and/or Rimon Gold as stated in Section 14.9(3) below), and will not be assigned to any of the other Lenders, and this to the exclusion of the provisions in Section 2.3 above.

5.	Payment And The Loan Conditions

5.1.	The loan bears interest at a rate of 4% per year (“The Rate”). The interest will be paid at the end of the loan period together with payment of the loan principal, or will be converted with the loan principal by way of converting it into Company shares, in the event the conversion is operated in accordance with the provisions in this agreement. The principal amount together with the interest amount will be referred to as “The Loan”.

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5.2.	Insofar as the loan amount is not paid to the Lender in full or it is not converted by the date fixed to do so in accordance with the provisions in this agreement (“The Loan Payoff Date”), the loan amount will bear interest in arrears at a rate of 10% per year (“The Interest In Arrears”), commencing from the loan payoff date.

5.3.	The loan principal and the interest are not linked to any index basis.

5.4.	Every payment on account of the loan will first be paid against the interest and/or the interest in arrears and thereafter against the loan principal, subject to the provisions in Section 6.2 below.

5.5.	All the payments to the Lenders that are made in accordance with this agreement are free and clear of any tax and deductions by the Company, and will be executed without an offsetting or counterclaim and without any deductions.

5.6.	If the Company is required at any time, pursuant to any law, to deduct tax or to pay tax applicable to it on a payment owing to any one of the Lenders in accordance with this agreement, the amount owing from the Company will be increased by the amount necessary to guarantee that after such a deduction or payment the Lender, on the payment date, receives the net amount, equal to the amount that it would have received but for such a deduction or payment (to the exclusion of taxes which by nature apply to the Lender such as the Lender’s income taxes). The Company will pay the relevant tax authority the full amount it is to deduct or to deduct at source, by the stipulated period pursuant to the relevant law, and will deliver to that Lender immediately, all receipts, approvals and/or other proof, attesting to the amounts that were paid or are being paid for any deduction or payment of such tax.

5.7.	The Company may not pay off the loan early, either in part or in full, unless Ridge or any other Lender that extends the highest principal amount on account of the loan pursuant to this agreement from all the Lenders (insofar as applicable) agrees, and pursuant to that Lender’s sole discretion in advance and in writing and in any event subject to the provisions in Section 5.8 below. Any payment on account of settling the loan will be pro-rata between all the Lenders, pursuant to the ratio of the principal amounts of the loan to be paid on that date.

5.8.	Notwithstanding the provisions above or elsewhere in this agreement, the parties to the agreement agree, including the Company and the Lenders, that Rimon Gold will be entitled to payoff of the loan first, and to payment of all the amounts owing to Rimon Gold pursuant to the first loan agreement and the securities documents that were given in respect thereof, before any payment is made to the Lenders pursuant to this agreement. Furthermore, insofar as the date for payoff of the first loan is due and it is not converted and not repaid in full pursuant to the conditions therein and/or insofar as any of the grounds making the first loan available for immediate payoff are satisfied pursuant to Section 10 of the first loan agreement (as amended pursuant to this agreement), Rimon Gold will have the right to instruct the Lenders to waive the repayment of the loan that they extended by virtue of this agreement.

5.9.	Payments from the Company to the Lenders pursuant to this agreement will be made to the bank account each Lender gives notice thereof in writing to the Company in accordance with the provisions in this agreement.

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6.	Converting The Loan

6.1.	At any time commencing from the date the loan is extended to the Company and until it is paid off in accordance with the provisions in this agreement, the loan balance (principal and interest) actually extended to the Company by each Lender can be converted into Company shares, in full or in part, of that Lender’s sole discretion. The provisions in this section will apply also in respect of the first loan that is converted in accordance with the provisions in the first loan agreement albeit the conversion date will be extended in accordance with the provisions in Section 2.2 of this agreement.

6.2.	Any amount converted into shares will be considered as actually paid on account of the loan (principal and interest for the converted principal amount accrued up to that date).

6.3.	Each one of the Lenders may convert the loan by giving written notice to the Company (with a copy to the other Lenders) pertaining to its wish to convert it (“The Conversion Notice”). Such a notice will specify the loan amount which the relevant Lender is requesting to convert to Company shares (principal and interest that has accumulated up to the conversion date for such a part of the principal) (“The Converted Loan”), however no less than NIS 100 Thousand in each such conversion notice.

6.4.	The number of shares received by the conversion (“The Conversion Shares”) of the loan extended pursuant to this agreement, in comparison with the first loan agreement, will be fixed according to the result of splitting the balance of the converted loan by 100 Agorot or the lowest price per share pursuant to which the Company raised capital, and on any date following the date this agreement is signed and until the date of the conversion notice, whichever is lower (“The Exercise Price”). (For example: insofar and after six months a Lender decides to convert NIS 1,000,000, in addition to interest for the period of a sum of NIS 20,000, and assuming that the exercise price is 100 Agorot per share - that Lender will receive 1,020,000 shares in the Company).

6.5.	Allotting the conversion shares, in the event of a conversion, will be executed within 14 business days following the date the conversion notice is received by the Company (“The Allotment Date"), subject to and in accordance with the Stock Exchange rules and pursuant to the law, and subject to the provisions in Section 6.8 below. Insofar as necessary the parties will cooperate to complete the allotment, including remitting the requisite details for the report or publication pursuant to the law and will sign the documents required to do so.

6.6.	Insofar as any one of the Lenders and/or Rimon Gold decide not to exercise its conversion right in full pursuant to this agreement and/or pursuant to the first loan agreement, respectively, up to the date its loan is paid off in full, in accordance with the provisions in this agreement and/or the first loan agreement, as applicable (“Non-Converting Lender”), then each one of the Lenders and/or Rimon Gold who exercised its conversion right in full pursuant to this agreement and/or the first loan agreement, is entitled (pro rata between them, in relation to their relative part of the accumulated principal amounts of the first loan and the loan pursuant to this agreement), in a written notice to that non-converting Lender, purchase from the non-converting Lender its rights pursuant to this agreement and/or the first loan agreement, as applicable, at a price equal to the balance of the loan amount and/or the balance of the first loan amount, as applicable, payable to the credit of the non-converting Lender at that time (including the interest that has accrued in accordance with the provisions in this agreement and/or the first loan agreement, as applicable). It is clarified that the purchase of the non-converting Lender’s rights by any one of the Lenders and/or Rimon Gold, as stated in this Section 6.6, does not compel the purchaser to convert these rights other than pursuant to this agreement and/or the first loan agreement, as applicable.

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6.7.	In the event of a consolidation or distribution of the Company’s share capital, a reconciliation of the conversion shares will be executed in the same manner as the rest of the Company shares are executed.

6.8.	Insofar as necessary and up to the allotment date (as defined in Section 6.5 above) the General Meeting’s approval is not obtained pursuant to Section 328 of the Companies Law, in relation to the conversion of (all or some) of any one of the Lenders loan, whereby such approval is a condition precedent to converting the loan(s) of each such Lender as stated above, “The Relevant Lender”, and the part of the loan whereby conversion thereof is not approved as stated above, “The Relevant Loan Amount”), notwithstanding the Company’s endeavors, the parties will act as follows in relation to the relevant loan amount and the surplus shares, as defined below:

6.8.1.	Commencing from the date the General Meeting of Company shareholders dismiss the exercise approval in relation to the conversion shares requested by a relevant Lender, and they become surplus shares, i.e. for which such an approval is required pursuant to Section 328 of the Companies Law in relation to each relevant Lender (“The Surplus Shares”) and until a period of 30 business days elapse (“The Sale Period”), the Company will engage in a share allotment agreement whereby the number thereof will be the same as the number of surplus shares to any other entity, in any manner as deemed fit and of the Board of Directors decision and at the agreed price, as defined above, and the gross consideration received for the allotment of such shares, of the total number of shares allotted multiplied by the agreed price, will serve the Company (subject to the provisions in Sections 14.1 and 14.2 below) to payoff the relevant loan amount to the relevant Lenders (and insofar as there are surplus shares to a number of relevant Lenders, they will be entitled to the proceeds pro rata between them, pursuant to the ratio of the principal amounts of their relevant loan amounts). For the sake of removing any doubt, the Company alone will bear all the costs necessary for the allotment of shares process as stated above. During the course of the sale period, the sale price of the shares whereby the number thereof is the same as the surplus shares, in return for which the Company will allot the shares, will be an amount of multiplying the number of surplus shares by the average closing rate of the Company shares on the Stock Exchange for a period of 30 days preceding such a conversion notice date (“The Agreed Price”).

6.8.2.	Insofar and at the end of the sale period the Company is unable to allot and sell all or some of the shares of the same number of the surplus shares, each one of the relevant Lenders will be entitled to a once off payment from the Company, on account of settling the balance of the relevant loan amount which will be an amount of multiplying the number of surplus shares that were not sold as stated above by the agreed price.

7.	Option To Invest In The Company

7.1.	In addition to the conversion right each Lender has as stated in Section 6 above, the Company hereby grants each Lender, commencing from and subject to the loan conversion date or part thereof, as stated in Section 6 above, a right to invest in the Company NIS 1.5 for each NIS 1 of the loan amount converted by that Lender, at an exercise price equal to 120% of the exercise price as defined above, for a period of 18 months following the loan conversion date pursuant to this agreement (“The Option Period”) of the Lender’s decision pursuant to its sole discretion (“The Investment Option”).

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7.2.	The future investment right pursuant to the first loan agreement granted to Rimon Gold will be extended until the end of the option period pursuant to this agreement, and the share price in connection with the future investment right will be a fixed price of 85 Agorot.

8.	Preliminary Conditions

Extending the loan on the closing date and on the second and third closing date by the Lenders to the Company, and Rimon Gold approving the granting of the loan by virtue of this agreement, is contingent upon satisfying the following preliminary conditions:

8.1.	The Company gave written notice to the Lenders and Rimon Gold that subject to the provisions in Section 328 of the Companies Law (in connection with purchasing a controlling block or control of the Company, as these terms are defined in the Companies Law, and as detailed in Section 6.8 above) and Section 8.2 below: (1) the Audit Committee, Company’s Board of Directors approval is received and the approval of the Company’s shareholders meeting for the Company to engage in this agreement, including listing the conversion shares as stated in Section 6 above to be traded, granting the investment option subject matter of this agreement as stated in Section 7.1 above, and the granting and exercise of the future investment right in accordance with the first loan agreement as stated in Section 7.2 above - constituting all the approvals required of the Company’s organs in connection with signing and upholding this agreement, and ; (2) the Tel Aviv Securities Stock Exchange Ltd (“The Stock Exchange”) approval was received to convert the loan subject matter of this agreement as stated in Section 6 above, to grant the investment option subject matter of this agreement as stated in Section 7.1 above, (albeit not to exercise it) and the granting and exercise of the future investment right in accordance with the first loan agreement as stated in Section 7.2 above (the Company will remit a copy of the Stock Exchange's approval to Rimon Gold). It is clarified that such approvals as stated above in this section do not include the Company’s authorized organs approval, insofar as required, and the Stock Exchange’s approval, in connection with exercising the investment option subject matter of this agreement as stated in Section 7.1 above (“The Necessary Approvals”); and (3) all the rest of the preliminary conditions detailed in this Section 8 have been satisfied. For the sake of removing any doubt, the Company alone will bear all the costs necessary to obtain the necessary approvals and/or any additional approval that is necessary to uphold this agreement, subject to receiving all the approvals listed in this Section 8.1, no other approvals are necessary in connection with upholding the first loan agreement (and this without derogating from the provisions in Section 6.3 of the first loan agreement).

8.2.	For the sake of removing any doubt it is hereby clarified that the parties are aware and agree to the fact that the approvals given as detailed in Section 8.1 above are characteristic of the agreement between the parties as on the date it is signed and that in the event of a change in the conversion ratio as a result of a Lender joining the Company’s other agreement conditions with third parties pursuant to the provisions in Sections 6.4 and/or 13.1 of this agreement, new approvals may be required from the organs and from the Stock Exchange and any other approval that may be required pursuant to the provisions in the law.

8.3.	On the date the loan is extended (whether on the closing date or the second and third closing date) the Company is not in breach of any of its undertakings or representations pursuant to this agreement or pursuant to the first loan agreement and the securities documents associated thereto, and will not be in such a breach following the loan being extended.

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8.4.	As on the date the loan is extended (whether on the closing date or on the second and third closing date), no event, change or other circumstance transpired which (or may reasonably) lead to a material change to the detriment of the Company’s business, financial situation, assets or results, in comparison with the situation thereof as on the date the agreement is signed (“Detrimental Change Event”).

9.	The Company’s Declarations

The Company hereby declares to the Lenders as follows and confirms that it is aware that the Lenders are relying upon the Company’s representations, declarations and undertakings detailed in this section below.

9.1.	The Company is a public Company duly registered in Israel that was founded, active and exists in accordance with the laws in Israel and whose shares are listed for trading in Israel. The Company is not in breach of any provision in its incorporation documents and/or any resolution by any of the Company’s organs. The Company does not have Subsidiary Companies or other holdings in a Company or partnership or other legal entity to the exclusion of the companies fitting the definition of Subsidiary Companies pursuant to this agreement as detailed in Appendix 9.1 of this agreement, whereby none of them are active as on this date and does not have any material assets unless specified to the contrary in Appendix 9.1.

9.2.	The Company reached all the decisions that are required by law and pursuant to its incorporation documents to approve this agreement, to grant an option to convert the loan and to award the investment option to the Lenders pursuant to this agreement.

9.3.	There is no hindrance by law, agreement or undertaking, whether in writing, verbal or any other manner, preventing the Company signing this agreement, it engaging herein and fulfilling its conditions.

9.4.	The Company engaging in this agreement and execution of its undertakings pursuant hereto constitute a legal, valid, binding and enforceable undertaking upon the Company.

9.5.	The Company engaging in this agreement and executing its undertakings pursuant hereto, do not conflict and will not conflict in any manner (a) with the law applicable to the Company; (b) the Company’s incorporation documents and/or any of the resolutions that were reached (and which are valid) by the Company; or (c) an agreement and/or other document that the Company is privy thereto and/or which is binding on the Company, and will not cause a breach of any agreement and/or other document as stated above.

9.6.	To the exclusion of the permitted charge, as defined below, the Company did not create (directly or indirectly) any charge over any asset or right that exists in respect of the Company or of its Affiliated Companies, including Subsidiary Companies, in favor of a third party to the exclusion of Rimon Gold pursuant to the first loan agreement. To the exclusion of the permitted charge and such charges in favor of Rimon Gold, all the charges listed in the Companies Registrar printout attached hereto as Appendix 9.6 of this agreement (“The Existing Charges”) are historic charges in respect of assets that are not owned or used by the Company, and which were sold or delivered within the framework of the creditors arrangement prior to the date this agreement was signed (including, and without derogating from the generality of the above, charges in respect of deposits, securities, rights in subsidiary or held companies shares and such like).

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“The Permitted Charge” is a fixed charge of first degree number 16 created on June 8, 2015, appearing in the Companies Registrar printout to date, in favor of Bank Hapoalim Ltd., over a Shekel deposit of a sum of NIS 40,000 including the fruits thereof, in account number 5385 at Bank Hapoalim, Herzalia branch. Notwithstanding the provisions in the Companies Registrar printout in respect of this charge not being limited by any amount, this charge is limited to the aforementioned Shekel deposit of a sum of NIS 40,000 only and the fruits thereof.

9.7.	No winding up proceedings were initiated or are being initiated against the Company, the Company did not receive any notice or warning of any intention to initiate such proceedings, and the Company is not aware of any grounds likely to cause such proceedings being initiated.

9.8.	To the exclusion of the legal proceedings that the Company reported in its public reports as mentioned in Appendix 9.8 of this agreement, and another specific issue, not yet brought to the public’s attention, of which the Lenders were apprised of in writing by the Company’s attorneys firm, pursuant to the Company’s management request (“The Additional Issue”), and which none of them constitute a detrimental change event and/or may materially detrimentally affect the Company’s ability to meet its undertakings pursuant to this agreement and the securities documents, there are no legal proceedings pending or investigations underway against the Company, its shareholders and/or officers therein, and according to the Company's knowledge there is no threat by any entity to initiate such proceedings, other than those detailed in and subject to the provisions in Section 8.3. In connection with the additional issue - the Lenders will refrain from transferring information in this respect to a third party and will refrain from trading the Company’s securities, up until the earlier of the following: (a) written notice from the Company and/or its attorneys stating that the additional issue has ended without any material ramifications upon the Company and/or (b) information pertaining to the additional issue will be brought to the public’s attention.

9.9.	The Company is not aware of it being in breach of any legal proceeding, order, injunction, directive, approval, judicial decision or other decision or approval by another government authority or of any other law that may or is reasonably likely to prevent the Company from engaging in this agreement and/or executing and conducting the Company transactions and undertakings in full pursuant to these documents.

9.10.	The Company hereby declares and undertakes that as on the date of signing this agreement and as on the date of the meeting to approve the engagement pursuant to this agreement, there is and there was no existing relevant information that is supposed to be published in public in accordance with the provisions in the law that were not included in the foregoing reports.

9.11.	Without derogating from the Company’s liability for its declarations and representations set forth in this section, the Company has no additional information that was not disclosed to the Lenders and which may affect the Lenders willingness to extend the loan to the Company in accordance with the conditions in this agreement. All of the Company’s declarations and representations detailed in this Section 9 will remain in effect also after this agreement is signed, and the Company will be deemed to have reiterated the aforementioned representations and declarations also on the date the loan is extended and thereafter at any time, to the exclusion of the representations detailed in Sections 9.7 through to 9.10 (inclusive) above ((in respect of which the Company will report to the Lenders at any time, insofar as a material change applies in relation to these representations), and this so long as an amount that is to be paid or likely to be paid to the Lenders pursuant to this agreement which has not yet been paid.

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10.	The Company’s Undertakings

Commencing from the date this agreement is signed and so long as those amounts which the Company owes to the Lenders pursuant to this agreement has not been paid in full, the Company undertakes by the undertakings detailed in this section below (and this unless Ridge waives on behalf of the Lenders in writing the fulfillment of any of these undertakings of Ridge’s sole discretion from time to time).

10.1.	The Company will deliver to the Lenders, unless such information is reported in public by it through the MAGNA system and/or Maya:

(1)	As soon as possible after the borrowers learn of such information, a notice containing a reasonable description of any legal proceeding against the Company or a threat of such legal proceedings.

(2)	A copy of any document or correspondence in connection with the agreement subject matter of the fixed charge.

(3)	Notice pertaining to any breach of this agreement.

(4)	Any other information that is reasonably demanded by the Lenders concerning the Company’s status, insofar as this information is required to protect the Lenders rights pursuant to this agreement.

10.2.	The Company will not reach and/or undertake to reach and/or reach a decision to take a financial liability or loan from a third party (to the exclusion of a financial liability by virtue of the provisions in this agreement and by virtue of the first loan agreement) and will not extend to a third party any loan and/or line of credit and/or offer a guarantee and/or undertaking to indemnify any entity to guarantee undertakings and/or liabilities of any third party.

10.3.	The Company will not sell, transfer, charge, or make any other disposition of its assets or rights, other than during the regular course of its business and in accordance with the manner it conducts itself prior to the date this agreement is signed, and will not change the field of its business as it is conducted on the date of this agreement.

10.4.	The Company will not complete an acquisition, merger or other similar transaction or any transaction transferring control therein (as defined in the Securities Law) to a third party. In this respect it is clarified that the Lenders are aware of negotiations pertaining to a merger with a public shell in OTC and that the Company engaging in this transaction will be brought before and approved by Rimon Gold in accordance with the first loan agreement provisions, and that no additional approvals will be required from the Lenders and/or Rimon Gold (subject to the fact that it approves the merger transaction in accordance with the provisions in the first loan agreement of its discretion) for the purpose of converting the loans as stated in this agreement and/or in the first loan agreement, to shares in the merged Company. Any merger agreement or substitution of Company shares as stated above will include provisions pertaining to the transfer of all the rights and obligations of the parties pursuant to this loan agreement and the first loan agreement, based on the same ratio of substituting the shares to be determined for the rest of the shareholders in the Company and receipt of the suitable Stock Exchange’s approval instead of the Stock Exchange’s approvals pursuant to this agreement.

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10.5.	The Company will not establish, purchase or invest in companies, partnerships or other legal entities that are not the Company’s Subsidiary Companies, and insofar as the Company transfers considerable assets and/or initiates activity through its Subsidiary Companies, as a condition precedent to investing, purchasing, transferring assets and/or initiating such activity, these Subsidiary Companies will become guarantors for its undertakings pursuant to this agreement, to Ridge’s satisfaction.

10.6.	The Company will not execute any distribution (as defined in the Companies Law - 5759 - 1999) including not allotting bonus shares and will not distribute dividends. Furthermore, the Company will not repay the owners loans and will not make any payments to the interested parties in the Company to the exclusion of those detailed in Appendix 10.6 of this agreement. Furthermore, the Company will not offer its shareholders through rights, rights to purchase any securities, other than in accordance with the provisions in the first loan agreement.

10.7.	The Company will act and will endeavor to do its best, to delete the registration of the existing charges, as defined in Section 9.6 above, as soon as possible after the signing of this agreement, at its expense, and will apprise the Lenders pertaining to such proceedings. Insofar as any of the bank accounts where the rights are, or where deposits or securities are deposited therein, subject to any of the existing charges still exist in the Company’s name (including account number 5385 at Bank Hapoalim, Herzalia Branch, in which the deposit subject matter of the permitted charge is deposited therein), the Company will refrain from executing any action in such an account, and will not transfer to such an account any amounts or assets of the Company or of any of its Affiliated Companies, including the Subsidiary Companies.

10.8.	The Company will notify the Lenders in writing as soon as possible insofar as an event transpires which in the Company’s opinion gives rise to grounds to make the loan available for immediate payoff in accordance with the provisions in Section 11 below.

10.9.	Without derogating from any other undertaking pursuant to this agreement and from the Lenders rights by virtue of the provisions in these agreements and the provisions in any law, the Company undertakes to indemnify the Lenders for and in connection with the full damages, costs, expenses, losses, it sustains directly as a result of making a payment late not pursuant to the due date for payment thereof pursuant to these agreements, for any reason, or as a result of a breach of the provisions in this agreement (including commissions and reasonable expenses of legal advisors that the Lenders incur from time to time), provided that all such payments are subject to Rimon Gold’s priority right in connection with the first loan agreement and the securities documents, in accordance with the provisions in Section 5.8 above.

11.	Grounds For Immediate Payoff Of The Loan

11.1.	In each one of the instances detailed in this section below, Ridge, of its sole discretion, may demand immediate payoff of the full balance of the loan amount extended by all the Lenders, in whole or in part, in a written notice to the Company, and the Company undertakes to immediately pay the full amount for immediate payoff, subject to the provisions below, provided that the Company was given notice of 7 days of its intention to do so and the event due to which the decision was made to demand immediate payoff pursuant to this Section 11.1 was not cancelled or dispelled within this period (and for the sake of removing any doubt, the other Lenders will not have a right to immediate payoff pursuant to this Section 11.1, subject to the provisions in Section 14.9):

(1)	If the Company breaches or does not satisfy its undertakings pursuant to this agreement and/or it is evident that a declaration given by it to the Lenders in these agreements by the Company is incorrect.

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(2)	If the Company does not pay the Lenders any amount for the loan owing to the Lenders from the Company on the date fixed for payment thereof.

(3)	If a receiver and/or liquidator is appointed to the Company or if a winding up resolution is reached (to the exclusion of winding up as a result of a merger with another Company that is approved in accordance with the provisions in this agreement) or if a winding up order is issued against the Company by the court or if a stay of proceedings petition is filed in connection with the Company.

(4)	If an attachment order is imposed over the Company’s material assets and/or over a right and/or other asset charged pursuant to the provisions in this agreement or any part thereof or execution proceedings are initiated over material assets against the Company and the attachment order or such execution proceedings are not cancelled within 30 days, or if new legal proceedings are opened against the Company, or if the existing legal proceedings are ruled on by such a manner that has a material detrimental effect on the Company’s ability to meet its undertakings pursuant to this agreement and the securities documents.

(5)	If the Company files a petition to stay proceedings and/or the Company’s Board of Directors decides to file such a petition.

(6)	Upon the occurrence of a detrimental change event as defined in Section 8.3 above, or other circumstances which are reasonably likely to prevent the Company from executing the Company’s undertakings pursuant to this agreement.

11.2.	The first loan agreement is hereby amended thus also a breach or non-fulfillment by the Company pursuant to this agreement will also constitute grounds to make the first loan available for immediate payoff.

12.	The Lender’s Declarations

Each Lender declares, confirms and undertakes toward the Company, jointly and not severally with the other Lenders, as follows:

12.1.	The Lender is a private Company duly registered, that was founded, active and exists. The Lender is not in breach of any provision in its incorporation documents and/or any resolution by any of its organs.

12.2.	The Lender reached all the decisions that are required by law and pursuant to its incorporation documents to approve this agreement.

12.3.	There is no hindrance by law, agreement or undertaking, whether in writing, verbal or any other manner, preventing the Lender signing this agreement, it engaging herein and fulfilling its conditions.

12.4.	The Lender is aware of the reporting and disclosure obligations required by law in respect of anyone that is an interested party in a public Company. In this respect, the Lenders jointly and severally declare that there was and will not be any agreement between them, verbal or in writing, for joint holdings of shares in the Company.

12.5.	The Lender has the ability and financial, economic and business ability to analyze the granting of the loan and/or the investment in the Company’s securities and to meet all the risks and odds of the transaction and to undertake to execute it, and the Lender has the ability to consider and understand the tax implications associated with extending the loan and/or purchasing the Company’s offered securities of the quantity to be allotted to it, if allotted to it.

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12.6.	The Lender is aware that the offered securities to be purchased by it will be purchased without any declaration or representation or indemnification (As Is) to the exclusion of as determined in this agreement, and the Lender will not have any claim and/or allegation against the Company and/or its shareholders (directly or indirectly) and any of its officers and/or directors and/or employees and/or consultants and/or anyone on behalf of all of these, relating to the Company and its status and/or the offered securities and/or the information remitted, if remitted, in connection with the Company, other than in connection with breaches of this agreement.

12.7.	The Lender undertakes to keep all the information it receives in connection with the Company that is not public information, secret, including but not limited to information that is “inside information”, if and insofar as remitted to it. The Lender is aware of the provisions in the law in respect of the prohibition relating to use of inside information and undertakes to comply with the provisions in these laws. The Lender is aware of the fact that the Company may be required to publish an immediate report to the public in connection with this agreement and/or in connection with the consents relating to extending the loan, subject to the provisions in this agreement.

12.8.	In the event not all the necessary approvals are received by the last date to do so, the Lender will not be entitled to any compensation or indemnification due to the fact that these approvals were not received. The Lender does not have and will not have any claim or allegation against the Company and/or anyone on its behalf including but not limited to its officers and consultants in the event any of the suspending conditions are not fulfilled, and this subject to the Lender’s rights to relief pursuant to the law in the event of a breach of this agreement by the Company.

12.9.	There are no agreements, whether in writing or verbal, between the Lender and a holder of shares in the Company, or between the Lender and any other body or person, in connection with the Company, to purchase or sell the Company’s securities or in respect of the voting rights in the Company.

13.	Additional Conditions

13.1.	Notwithstanding the provisions above and subject to the provisions in Section 10 above, insofar as by the payoff date of the full loan pursuant to this agreement the Company receives a loan from another third party (to the exclusion of a financial liability by virtue of the provisions in this agreement or the first loan agreement), each one of the Lenders pursuant to this agreement as well as Rimon Gold in connection with its loan pursuant to the first loan agreement, may notify the Company that it seeks to convert the loan conditions pursuant to this agreement and/or the first loan agreement, as applicable, under the loan conditions pursuant to that agreement of its sole discretion. It is clarified that the conditions of the new loan pursuant to such an agreement will substitute all the provisions in this agreement.

13.2.	Furthermore, it is clarified that Ridge will be entitled, of its discretion: (1) to notify the Company and Rimon Gold that it wishes to convert the principal amount of the loan extended by it to the Company of a sum of NIS 550,000 pursuant to the benefiting loan agreements of November 15, 2016 and (subject to Rimon Gold giving its written approval and Ridge’s consent in writing to the terms of this approval, which will be identical to the terms of the first benefiting loan approval extended by Ridge to the Company as stated above) of December 25, 2016 or any additional amount made available by Ridge as a loan to the Company, subject to the provisions in the first loan agreement, up to the date the loan subject matter of this agreement is approved, to the principal amount extended to the Company pursuant to this agreement, or alternatively, (2) subject to extending the loan of a total sum of NIS 3,000,000 pursuant to this agreement, to request full payoff of its loan as stated above, provided that the Company has the ability to fully payoff the loan as stated above.

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14.	Miscellaneous

14.1.	Each party will bear its expenses and payment of taxes applicable to it in connection with extending the loan, unless it is expressly determined to the contrary in this agreement. The Company will bear all the commissions and payments required of it by the Stock Exchange in connection with converting the loan to shares and/or granting or exercising the investment option. Notwithstanding the provisions above, Rimon Gold will be entitled to the fact that the Company pay a sum of up to NIS 50,000 in addition to VAT stipulated by law to cover Rimon Gold’s actual expenses in connection with it approving the provisions in this agreement and the wording hereof, negotiations, and closing the first loan agreement (whereby at Rimon Gold’s request, these amounts will be paid directly to Rimon Gold’s professional consultants), and Ridge hereby agrees to guarantor Rimon Gold’s expenses incurred by the Company as stated above.

14.2.	All the amounts that the Company pays the Lenders under this agreement do not include VAT, insofar as applicable in accordance with the provisions in the law, and which is supposed to be added to these amounts by the Company (in return for a duly issued tax invoice from the Lenders). Notwithstanding the provisions above, insofar as any of the Lenders is not an authorized dealer for VAT purposes (as that Lender gives notice thereof to the Company), VAT as stated above will not be added, and the Company will issue a self-invoice as required by law in connection with such amounts.

14.3.	This agreement and all of its appendices express the full and exhaustive agreement between the parties in regard to the issues and matters addressed herein, and it replaces and nullifies any representation, agreement, negotiations, custom, memorandum, offers, meeting summaries, letters of intent and/or undertakings and any other document that existed or were exchanged, (whether in writing or verbally), concerning the issues and the matters addressed between the parties before this document was signed. The parties view all the stipulations in the agreement as one set of stipulations and declare that they engaged in the agreement intending to comply with all of the stipulations herein as one set of stipulations.

14.4.	Any change, amendment or addendum, waiver, extension, discount or not exercising a right pursuant to this document will only be valid if executed expressly in a document signed by all the parties to the document, and will only apply to the case that was stated in such a document and will not derogate from the party’s other rights pursuant to this document.

14.5.	No conduct on the part of any of the parties will be considered a waiver of any of the rights pursuant to this document or according to any law, or as a waiver or consent by it to any breach or non-fulfillment of a condition in this document by the other party or as giving an extension or delay or as a change, cancellation or addition of any condition, unless expressly made and in writing.

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14.6.	Whereupon the parties did not exercise or exercised with a delay a right granted to it pursuant to this document and/or by virtue of the law, in a given instance or series of instances, this will not be viewed as a waiver of the said right or any other rights.

14.7.	A provision in this document that is invalid or cannot be enforced by a court or other tribunal pursuant to the laws of the State of Israel, will not prejudice the validity of the rest of the provisions in this document, and the parties will uphold this document as close as possible to the original provisions and pursuant to the spirit hereof.

14.8.	The parties will take all further reasonable measures (including but not limited to making payments, bearing expenses, signing additional documents and furnishing requisite approvals) necessary to implement and execute this document.

14.9.	Assigning Rights

(1)	No party will be entitled to transfer and/or assign and/or charge in favor of a third party its rights and/or undertakings pursuant to this document without the consent of all the other Lenders (if there is more than one) in respect of this document and the consent of Rimon Gold and Ridge in advance and in writing (whereby such consent will not be withheld by Ridge and/or Rimon Gold other than based on reasonable grounds) or subject to the provisions in Section 2.3.4 and/or Section 6.6 above. In each one of the aforementioned instances the Lender will send a written notice in advance pertaining to such a transfer to the Company, and the transferee will agree in writing to assume the provisions in this agreement.

(2)	Notwithstanding the provisions above, each Lender (and each transferee of such a Lender) may at any time, of its sole discretion and without the need to obtain the Company's consent or the consent of the other Lenders, endorse, assign and/or charge its rights and obligations in connection with the loan, conversion thereof and/or by virtue of the investment option, in whole or in part, to parties affiliated with that Lender (whereby for the purpose of this agreement, in respect of Rimon Gold, will be defined as Yair Goldfinger and any Company under his control and any Company constituting part of the trust assets in his favor, and in respect of any other Lender, will be defined consensually in writing between that Lender, the Company and Rimon Gold), provided that the Lender sends written notice in advance pertaining to such a transfer to the Company, and that the transferee agrees in writing to assume the provisions in this agreement.

(3)	Notwithstanding all of the above, insofar as Rimon Gold is the transferee of any of the loan amounts pursuant to this agreement, whether pursuant to the provisions in Section 2.3.4 or 4 or 6.6 or pursuant to the provisions in Section 14.9(1) above, the following provisions will apply: (a) the securities agreements that were created and/or that will be created by virtue of the first loan agreement will be amended by such a manner that also guarantees the Company’s undertakings to Rimon Gold pursuant to this agreement, (b) all the rights granted pursuant to this agreement personally to Ridge pursuant to Sections 5.7, 10 and 11 of this agreement will be granted parallel and separately also to Rimon Gold (and in respect of Section 5.7 the provision above will apply also if another Lender extends higher loan amounts, in addition to that Lender’s right), (c) any breach or non-fulfillment of the provisions in the first loan agreement and the securities documents that were created and will be created by virtue thereof will be considered a breach and grounds for immediate payoff of this agreement in respect of Rimon Gold, and (d) in the event any one of the grounds listed in Section 11 are satisfied for immediate payoff of the loan, Rimon Gold (and any transferee of Rimon Gold) may transfer, assign, endorse and/or charge its rights and obligations in connection with the first loan agreement and/or the loan, conversion thereof and/or the securities documents and/or by virtue of the investment option, in whole or in part, to a third party of its sole discretion and subject to giving notice to the Company and the transferee signing this agreement as stated above (and notwithstanding any other provision in this agreement and/or in the first loan agreement).

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(4)	The Company undertakes to act in cooperation insofar as necessary to organize the transfer, endorsement, assignment and/or charge by Rimon Gold or any other Lender in accordance with the provisions in this section, including signing any document, form or agreement necessary in connection thereto. Insofar as such a change causes the Company to incur expenses, they will be paid at the expense of and by the relevant Lender.

14.10.	This document will not be considered an agreement that was executed in favor of a third party, and no third party will have a right to a claim by virtue hereof or by virtue of any of its sections or provisions against any of the parties hereto, to the exclusion of authorized transferees of the Lender subject to the provisions in Section 14.9 above.

14.11.	This document will be construed solely in accordance with the Israeli law. In the event of differences of opinion between the parties or in connection with any enforcement of any of the parties’ rights pursuant to this agreement and the securities documents, they will address the competent court in the city of Tel-Aviv- Yafo only.

14.12.	Notices pursuant to this document will be in writing and sent by registered mail, via electronic mail, by facsimile or hand delivered, to the parties addresses stated at the end of this document or to other addresses that the parties give notice thereof in accordance with the provisions in this section. Any notice that is sent by one party to another via registered mail will be considered as having reached the recipient seven days of it being delivered to the post office; a notice that is hand delivered by 17:00 on a given business day - will be considered as received upon being delivered, and if delivered after 17:00 on a given business day - the day after it is delivered; a notice that is sent via electronic mail, will be considered as received on the first business day after the date the email was sent; and a notice that was sent via facsimile - one business day (instead of the day it is received) following the day it was transmitted by facsimile, as confirmed by the machine message from which it was transmitted.

14.13.	The parties will not disclose to third parties any details concerning any of the conditions in this agreement. The provisions above will not apply to disclosing information that is required by virtue of the provisions in the law or a demand from an authorized authority, information that has become public domain, information remitted to shareholders, officers, employees, consultants, affiliated parties or investors (existing or potential) of any of the parties.

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In Witness Whereof We Hereto Set Our Hands:

/s/ Or Eisenberg

Wize Pharma Ltd.

Date: 12/1/2017

Address: 2 Hamanofim, Herzalia

c/o: Or Eisenberg, CEO

Fax: 072-2600537

E-Mail: or@wizepharma.com

The undersigned hereby gives its approval for the Company to engage in this loan agreement and to fulfill the provisions herein, and to amend the first loan agreement as detailed above, all in accordance with and subject to the provisions in this agreement:

/s/ Priscilla Julie Ridge Valley Corporation Date: 19/01/2017 Address: 206 Premier Building, Mahe Seychelles c/o: Priscilla Julie Fax: N/A E-Mail: ioccs@seychelles.net
Rimon Gold Assets Ltd. Date: ________ Address: 32 A Habarzel Tel Aviv c/o: CPA Abir Raveh Fax: 03-7676990 E-Mail: Abir@raveh-ravid.co.il

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Appendix 9.1

Subsidiary Companies

Ocu Wize Ltd.

Wizecon bio Inc. – a Company in the USA, blank and inactive

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Appendix 9.8

The Legal Proceeding

For details that were reported by the Company concerning legal proceedings see Note 4B of the Company’s quarterly report of September 30, 2016 as reported on November 30 , 2016 (Reference Number: 2016-01-135091).

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Appendix 10.6

Payments to Interested Parties

1.	The Chairman of the Board of Directors services agreement with Mr. Ron Meron through a Company owned by him as approved by the General Meeting of the Company’s Shareholders on September 30, 2015, and as amended and approved by the General Meeting of the Company shareholders on November 23, 2016. The Company confirms that as on the date this agreement is signed, to the exclusion of a current debt, it does not owe Mr. Meron any amounts, including but not limited to services he renders to the Company.

2.	The term in office conditions and employment agreement with the Company's acting CEO and CFO, Mr. Or Eisenberg, as approved by the General Meeting of the Company shareholders of September 30, 2015. The Company confirms that as on the date this agreement is signed, to the exclusion of a current debt, it does not owe Mr. Eisenberg any amounts, including but not limited to services he renders to the Company.

3.	The rendering of strategic consultancy services agreement with Mr. Noam Dannenberg through a Company he owns, as approved by the General Meeting of the Company’s Shareholders on September 30, 2015. The Company confirms that as on the date this agreement is signed, to the exclusion of a current debt, it does not owe Mr. Dannenberg and/or the Company he owns any amounts, including but not limited to services they render to the Company.

4.	The directors payment in accordance with the Companies Regulations (Rules Pertaining To Payments and Expense to External Directors), 5760 - 2000, for directors in office and those who will serve in office for the Company from time to time in accordance with the Company's organs approval pursuant to the law.

5.	The insurance policies insuring the liability of directors and officers in the Company, its Subsidiary Companies and Affiliated Companies, including but not limited to directors and officers who are controlling shareholders in the Company, as in effect from time to time, as approved by the General Meeting of the Company shareholders on June 24, 2015.

6.	An exemption of liability and indemnification undertaking instrument for all the officers and directors in the Company and/or in the Company's Subsidiary Companies, including but not limited to officers and directors who are and/or their relatives are controlling shareholders in the Company and officers and directors whereby the controlling shareholders in the Company have a personal interest in their terms in office and employment conditions, as serving in the Company and/or in the Company's Subsidiary Companies from time to time, as approved by the General Meeting of Company shareholders of June 24, 2015.

7.	It is hereby clarified that the Company may, of its sole discretion, terminate the engagements with the service providers detailed in Sections 1-3 above and substitute them with other service providers provided that the cost to the Company for substituting such service providers does not exceed the cost paid on the date this agreement is signed, as detailed in Sections 1-3 above.

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